		Exhibit 99(a)
HSBC Finance Corporation
Household Home Equity Loan Trust 2002-2

Original Principal
Class A	$ 1,290,500,000.00

Number of Notes (000's)
Class A	1,290,500

		2004 Totals

Class A
Class A Principal Distributions	296,570,756.38
Class A Interest Distributions	5,907,401.07